Exhibit 10.1

OFFER TO PURCHASE REAL ESTATE, ACCEPTANCE AND LEASE

This Offer To Purchase Real Estate, Acceptance And Lease (“Offer”) will memorialize prior discussions and confirm mutual understanding of the terms and conditions pursuant to which Diamond Jo, LLC, or its affiliate (“Diamond Jo”) agrees to (1) purchase the Dubuque County Historical Society’s (the “Historical Society”) 2.4 acre tract (the “Expansion Tract”) within the Ice Harbor contiguous to Diamond Jo’s real estate (the “Purchase”) and (2) lease to the Historical Society all of its interest in the Portside Building in Dubuque, Iowa (the “Portside Building”) on terms set forth in this Offer (the “Lease”). In this Offer, Diamond Jo and the Historical Society are sometimes called singularly a “Party” and collectively the “Parties;” and the Purchase and the Lease set forth herein are sometimes called the “Transactions”.

The Parties agree as follows:

1.             THE TRANSACTIONS.  The Lease shall be the Ground Lease attached hereto as Exhibit A.  The Historical Society agrees to sell, free and clear of all liens and encumbrances, to Diamond Jo (the “Expansion Tract”). The closing of the Transactions (the “Closing”) will occur as soon as possible after satisfaction of the contingencies described below.

2.             PURCHASE PRICE.  The purchase price for the Expansion Tract shall be its appraised value, but not to exceed Two Million and no/100 U.S. Dollars ($2,000,000) payable in readily available funds (the “Purchase Price”). Diamond Jo shall be entitled to select the appraiser for purposes of appraising the Expansion Tract, the cost of which shall be born by Diamond Jo.  As non-refundable earnest money, Diamond Jo agrees to make monthly payments of ten thousand dollars ($10,000) which will be  applied to the Purchase Price at Closing.

3.             CHARITABLE CONTRIBUTIONS.  Diamond Jo will make a charitable contribution to the Historical Society of the difference, if any, between the Purchase Price and Two Million Dollars ($2,000,000) payable at Closing.  Additionally, Diamond Jo will execute at Closing a binding pledge agreement whereby it agrees to make a charitable contribution of One Million Dollars ($1,000,000) to the Historical Society payable in ten (10) annual installments of One Hundred Thousand Dollars ($100,000), the first of said installments being due on the anniversary of the Closing, with each future installment becoming due on each yearly anniversary of the Closing.  If at any time the Historical Society ceases its current museum operations in the Ice Harbor District or ceases to be an organization exempt from federal income tax under Internal Revenue Code Section 501(c)(3) for reasons within its control, Diamond Jo will be relieved of its obligations under this paragraph.  In the event Diamond Jo sells all or substantially all of its assets, the remaining installments of the charitable contributions shall be accelerated and immediately due and payable, unless at such time Diamond Jo obtains a binding written assumption of said obligation from the purchaser of said assets.

4.                                   CONTINGENCIES.  This Offer shall be subject to the following contingencies, which shall be deemed waived or satisfied upon the Closing:

(a)           Iowa Racing and Gaming Commission shall approve the Transactions including Diamond Jo’s financing, construction and operation of a moored barge facility (as that term is defined under Iowa Code §99F.1(17) and Iowa Administrative Code §491-5.6) in the Ice Harbor on Diamond Jo’s real estate and/or the Expansion Tract (the “Moored Barge Facility”).  Such approval shall not impose any materially burdensome requirements regarding the Transactions or the Moored Barge Facility and shall not be the subject of any challenge (by judicial or administrative proceedings or otherwise).

(b)           Diamond Jo’s satisfactory completion of its due diligence of the Expansion Tract.

5.             PARKING.  The parties acknowledge that they have reviewed a document entitled “Revised Ice Harbor Parking Agreement for Ice Harbor Urban Renewal District” (hereinafter the “Parking Agreement”).  The parties acknowledge that the Expansion Tract is subject to the Parking Agreement.  Diamond Jo acknowledges that it is the Historical Society’s successor under the Parking Agreement and that it will uphold all of the Historical Society’s obligations thereunder with respect to the Expansion Tract, including, but not limited to, the obligation to make the Expansion Tract available for parking on a nonexclusive, first come-first serve basis to the general public, unless and until Diamond Jo can get the other parties to the parking Agreement to release it from said obligation.

6.             EXISTING DIAMOND JO VESSEL/SHOWBOAT.   Diamond Jo will, at the option of the Historical Society, transfer all of its right, title and interest in the existing Diamond Jo vessel thirty (30) days after Diamond Jo commences operation of the Moored Barge Facility.  The Historical Society must exercise the option of accepting title to the existing Diamond Jo vessel within 3 months of the Commencement Date of the Ground Lease.

7.             COSTS.  Except as otherwise provided herein, Diamond Jo and the Historical Society will be responsible for and bear all of their respective costs and expenses incurred with respect to the Transactions contemplated hereby.

8.             ABSTRACT.  At least thirty (30) days prior to Closing the Parties shall furnish to each other satisfactory evidence of title which shall be an Abstract of Title updated and prepared in accord with title standards of the Iowa State Bar Association, showing good and marketable title to the real estate to be in the name of the appropriate party conveying title (or in the name of Diamond Jo for the purposes of the Lease), free and clear of all liens and encumbrances, except for real estate taxes and assessments not yet delinquent.  Conveyance of title of the Expansion Tract shall be by Warranty Deed.

9.             PROPERTY TAXES.  Diamond Jo will be responsible for all property taxes on the properties covered by this Offer that are attributable to any fiscal year in which Diamond Jo held title to the property.  The Historical Society will make reasonable efforts to obtain a property tax exemption pro rated for any portion of a fiscal year during which it has an ownership or possessory interest in any such property.

10.           ENVIRONMENTAL.  Diamond Jo will assume all responsibility for environmental conditions of the Portside Building and will indemnify The Historical Society for any liability which arises within five (5) years of Closing.  Further, Diamond Jo agrees to defend, indemnify and hold the Historical Society harmless from  any obligation to indemnify Harbor Community Investment LLC for the environmental condition of the Expansion Tract.

11.           TAX AND ACCOUNTING.  Diamond Jo reserves the right to modify any of the transactions contemplated by this Offer in such manner as Diamond Jo deems necessary or desirable for it to maximize favorable tax and accounting treatment of such transactions; provided, however, that Diamond Jo shall not be entitled to modify in any material respect the amount or timing of any payment obligations described in this Offer without the consent of the Historical Society.

12.           RELIANCE.  This Offer is solely for the benefit of the Parties and may not be relied upon by any other person or entity, and nothing in this Offer is intended to confer any rights upon, nor does this Offer create third-party beneficiary status in favor of, any other person or entity as to the matters set forth herein.  This Offer may be assignable by either Party, provided, however, that if the Historical Society or any assignee thereof assigns this Offer to any entity that is not a 501(c)(3) organization or not affiliated with the Historical Society, then Diamond Jo shall not be required to make any charitable contributions as contemplated by this Offer, but the other obligations of the Parties hereunder shall not be affected.

13.           COUNTERPARTS.  This Offer may be executed in one or more counterparts, each of which will be deemed to be an original of this Offer and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their authorized persons as of the date set forth below.

DIAMOND JO, LLC.	DUBUQUE COUNTY HISTORICAL
SOCIETY

By:	By:

Title:	Title:

Date:	Date: